Exhibit 10.26

STATE OF MICHIGAN

IN THE CIRCUIT COURT FOR THE COUNTY OF WAYNE

Magnex Corporation, a Delaware corporation, White Enigma, LLC, a Michigan limited liability company, Paul E. Hodges, Randy M. Bergeron and Fundamental Research Company, a Michigan Partnership,	) ) ) )
Plaintiffs,	) )
v.	) )
	)	Case No. 02-210028 CZ
Joseph Pinkerton, Active Power, Inc., a Delaware corporation, Magnetic Bearing Technologies, Inc., Pinkerton Generator, Inc., a Michigan corporation and Caterpillar Inc.	) ) ) )	Hon. Robert J. Colombo, Jr.
)
Defendants.	)

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Agreement”) is made this 15th day of October, 2004 by Magnex Corporation, White Enigma LLC, Paul E. Hodges, Randy M. Bergeron, and Fundamental Research Company (hereinafter collectively referred to as “Plaintiffs”), and Active Power, Inc. f/k/a Magnetic Bearing Technologies, Inc. (“Active Power”).

Whereas on March 14, 1995, a judgment was entered against Paul E. Hodges and in favor of Comerica Bank (“the Oakland County Judgment”) by the Michigan Circuit Court for the County of Oakland, Case No. 94-483246-CK (“the Oakland County Action”), and Active Power later acquired an interest in the Oakland County Judgment;

Whereas on March 25, 2002 Plaintiffs filed civil action No. 02-210028 CZ (the “Action”) against Active Power and other defendants in the Michigan Circuit Court for the County of Wayne (“the Wayne County Court”); and

Whereas Active Power has filed against Plaintiffs certain counterclaims in the Action;

Whereas the parties wish to amicably settle all differences between them;

IN CONSIDERATION OF THE MUTUAL PROMISES MADE HEREIN, IT IS HEREBY AGREED:

1. The above recitals are incorporated herein as part of this Agreement.

2. On August 27, 2004, the Wayne County Court entered an order stipulated to by Plaintiffs, Active Power and other defendants. Said order required Active Power and other defendants to pay to Plaintiffs one million dollars ($1,000,000) by the close of business on August 31, 2004, and five-million-two-hundred-twenty-thousand dollars ($5,220,000) by 5:00 p.m. EDST on October 15, 2004. Pursuant to that order, Active Power did pay to Plaintiffs a total of $806,859 on August 31, 2004.

3. Active Power and other defendants shall satisfy their obligation to make the October 15, 2004 payment referenced in paragraph 2 to Plaintiffs in the following manner and amounts: by one or more cashier’s checks made jointly payable to Magnex Corporation and Paul E. Hodges in the amount of $886,077, and one or more cashier’s checks made jointly payable to White Enigma, LLC and Randy Bergeron in the amount of $2,907,653 (these October 15, 2004 payments are hereinafter collectively referred to as the “Sum,” and October 15, 2004 shall be referred to as the “Payment Date”). Upon the payment to Paul E. Hodges described in this paragraph, the Oakland County Judgment shall be considered satisfied, and Active Power shall file a Satisfaction of Judgment with the Oakland County Court. Active Power warrants that it has the authority to file said Satisfaction of Judgment.

4. Active Power shall sign and deliver a Stipulation and Order of Dismissal With Prejudice as to the Action (collectively, “the Stipulated Order”), in the form given in Exhibit A hereto, to counsel for Plaintiffs. Plaintiffs’ counsel will hold the Stipulated Order until Plaintiffs receive the Sum from Active Power. Simultaneously with receipt of the Sum, Plaintiffs’ counsel shall deliver to Active Power’s counsel original copies of the Stipulated Order (signed by all Plaintiffs with respect to the Action), which will then be filed with the appropriate court by counsel for Active Power. The parties agree to cooperate fully with each other in achieving the execution of the Stipulated Order or such other forms of order of dismissal with prejudice as the appropriate court may deem appropriate.

5. Plaintiffs, jointly and severally, hereby fully and forever release, remise, acquit and discharge Active Power, jointly and severally as well as all of their respective heirs, successors, assigns, predecessors, subsidiaries, affiliates, agents, attorneys, employees, shareholders, customers, officers, and directors, all of whom are hereinafter referred to as “Defendant Releasees,” from all manner of action and causes of action, suits, claims, debts, judgments, damages, theories of recovery, demands and rights whatsoever, in law or in equity now existing or which may hereafter accrue in favor of the Plaintiffs or any of them by reason of any facts, known or unknown, existing from the beginning of the world through the end of time.

6. Plaintiffs hereby covenant that except for actions or suits based upon breaches of the terms of this Agreement, they will not commence any action or suit, in law or in equity, against Defendant Releasees on account of any action or cause of action, known or unknown, which now exists or which may hereafter accrue in their joint or several favor upon the basis of facts, known or unknown, which have been alleged, or which could have been alleged in the Action. This covenant includes, but is not limited to, any and all legal action mentioned by Randy M. Bergeron in correspondence sent by him to Defendants and others on September 1, September 2, and October 6, 2004, attached collectively as Exhibit B. In addition to any other liability which shall accrue upon the breach of this covenant, the breaching party shall be liable to pay all reasonable attorneys’ fees and costs incurred by the Releasee in the defense of such action or suit.

7. Active Power hereby fully and forever release, remise, acquit and discharge all Plaintiffs, jointly and severally and all of their respective heirs, successors, assigns, predecessors, subsidiaries, affiliates, agents, attorneys, employees, shareholders, customers, officers, and directors, all of whom are hereinafter referred to as “Plaintiff Releasees,” from all manner of action and causes of action, suits, claims, debts, judgments, damages, theories of recovery, demands and rights whatsoever, in law or in equity now existing or which may hereafter accrue in favor of the Defendants or any of them by reason of any facts, known or unknown, existing from the beginning of the world through the end of time.

8. Active Power hereby covenant that except for actions or suits based upon breaches of the terms of this Agreement, they will not commence any action or suit, in law or in equity, against Plaintiff Releasees on account of any action or cause of action, known or unknown, which now exists or which may hereafter accrue in their joint or several favor upon the basis of facts, known or unknown, which have been alleged, or which could have been alleged in the Action. In addition to any other liability which shall accrue upon the breach of this covenant, the breaching party shall be liable to pay all reasonable attorneys’ fees and costs incurred by the Releasee in the defense of such action or suit.

9. Plaintiffs hereby sell, assign, transfer, and convey to Active Power, Inc. any and all legal and equitable right, title, and interest they have or may have, collectively or individually, in (1) the “Superconducting Kinetic Energy Storage Device” (as described in a November 24, 1990 Letter of Intent attached as Exhibit C), (2) “the Passive Magnetic Bearing” (as described in the document attached as Exhibit D), and (3) all Active Power technology (as described in Active Power’s patents, patent applications, public filings, and website), including but not limited to the claims to such technologies asserted in the Wayne County Action. Said assignments, transfers, and conveyances include all improvements to and derivations of said Superconducting Kinetic Energy Storage Device, Passive Magnetic Bearing and other said technology. Plaintiffs expressly disclaim any interest, right, or title in or to any technology owned by Active Power as of the date of this Agreement, including but not limited to all ownership and income right in or from the Passive Magnetic Bearing, Superconducting Kinetic Energy Storage Device and the other said technology.

10. It is further agreed and acknowledged that Fundamental Research Company is hereby terminated and dissolved pursuant to Section 6.1(a) of the JVA (which JVA is attached as Exhibit E). It is further agreed and acknowledged that Fundamental Research Company has no assets other than any assets that may be covered by the transfers referenced in paragraph 9 herein and that, therefore, the liquidation procedure described in Section 12 of the JVA is unnecessary.

11. Each party hereto understands and agrees, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release by each party hereto of unknown claims, and that each party hereto is expressly waiving and relinquishing any and all claims, rights or benefits that such party may have that are unknown to such party at the time of the execution of this Agreement. Further, each party understands and agrees that if, hereafter, such party discovers facts different from or in addition to those which such party now knows or believes to be true, that the waivers, releases and covenants not to sue contained in this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact.

12. Each party hereby represents and warrants to each other party that it has not assigned, pledged, or otherwise in any manner whatsoever sold or transferred, either by instrument in writing or otherwise, any of such party’s right, title, interest, demand, cause of action, or claim, or consideration to be transferred, that is the subject of this Agreement; that it is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to the matters which are subject of this Agreement, or consideration to be transferred pursuant hereto; and that no other person or entity of any kind has or had any interest in the matters covered by consideration to be transferred pursuant to this Agreement. Each party further warrants that it has not entered into any agreement or other arrangement that would limit the effectiveness of the releases and other agreements exchanged hereunder. Active Power notes that Comerica Bank has an interest in the Oakland County Judgment.

13. This Agreement is freely and voluntarily given by Plaintiffs and Active Power without any duress or coercion, and after each of the undersigned has consulted with independent counsel of their own choosing, and each of the undersigned has carefully and completely read all of the terms and provisions of this Agreement. Each party realizes that the settlement of the matters covered hereby is final and conclusive, and it is each party’s desire that such settlement be final and conclusive.

14. The terms of this Agreement shall be confidential. No party to this Agreement shall communicate the terms thereof to any other person or entity, except in the following circumstances:

a)	pursuant to a lawful court order, including but not limited to state or federal civil or criminal subpoenas or other valid process;

b)	any disclosure required by a state or federal regulatory agency, committee, or other similar authority or any statute, rule, or regulation thereof.

Any party to this Agreement who receives process requiring disclosure as described in the foregoing exceptions shall, within 48 hours of the receipt thereof, send a copy of the process by facsimile to (if the sending party is one of Plaintiffs) General Counsel at Active Power, Inc. in Austin, Texas at (512) 836-4511 and to Richard Zuckerman, Esq. at (313) 465-7619, or (if the sending party is Active Power) to R. Christopher Cataldo, Esq. at (313) 961-8358. The party receiving process shall have no responsibility to take any other action in response to such process, including challenging its lawfulness, validity, or enforceability.

15. Each individual party to this Agreement warrants that he has the authority to enter into and sign this Agreement. Each corporate party to this Agreement warrants that it has been duly authorized to enter into and sign this Agreement by its Board of Directors and Shareholders if that corporate party is a non-publicly traded corporation. If that corporate party is a publicly traded corporation it warrants that its signing officer or representative has been duly authorized to enter into and sign this Agreement by its Board of Directors.

16. The only parties having or claiming an interest in Fundamental Research Company, its technology, its assets, or any agreement to which Fundamental Research Company is a party (including the Letter of Intent attached as Exhibit C) before the execution of this Agreement are Magnex Corporation, White Enigma LLC, and Pinkerton Generator, Inc. The only owners and officers of Magnex Corporation are Paul E. Hodges and Joseph Hodges, both of whom specifically warrant that they are authorized to sign this Agreement on behalf of Magnex Corporation. The only owner and officer of White Enigma LLC is Randy Bergeron, who specifically warrants that he is authorized to sign this Agreement on behalf of White Enigma LLC.

17. Neither the execution of this Agreement nor any statement made herein constitutes an admission of wrongdoing or liability by any party, such wrongdoing or liability being expressly denied. Rather, this Agreement is a mutual settlement and compromise of disputed claims so that the parties may avoid the expense, uncertainties and hazards of further litigation.

18. Each party hereto agrees to take or cause to be taken whatever additional actions (if any) and execute whatever additional documents (if any) that may be necessary or advisable from time to time in order to carry out or effect one or more of the obligations provided for in this Agreement.

19. Each party understand and agrees that it shall be solely responsible for the reporting and payment (if any be required) of any federal, state and local taxes that are due, or may be due, for any payments and other consideration received by such party under or in connection with this Agreement; and agrees to indemnify and hold each other party harmless from any and all taxes, penalties and/or other assessments that any such party may be alleged to be, or may become, obligated to pay on account of such other party’s failure to comply with the preceding statement.

20. This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate hereof.

21. No waiver or modification of this Agreement or any covenant, condition, or limitation herein shall be valid and no evidence or waiver or modifications shall be offered or received in evidence at any proceeding or litigation at law or in equity between or among the parties hereto arising out of or affecting this Agreement or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing duly signed by the party or parties to be charged or to which such waiver or modification relates. This Agreement cannot be amended, modified or altered other than by signed, written agreement by each of the parties hereto to which such amendment, modification or alteration relates.

22. This Agreement was negotiated and drafted jointly by the parties and their counsel, and shall not be construed against any party as the drafter thereof.

23. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its choice of law rules.

24. Notwithstanding anything to the contrary in this Agreement, none of the money paid by any of Active Power or other defendants to any of Plaintiffs pursuant to this Agreement shall inure to the benefit of Fundamental Research Company.

25. Each party agrees that if any provision or portion of any provision of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, all remaining provisions are severable and should remain in force to the greatest possible degree.

26. This Agreement constitutes the entire and complete agreement between the parties and there are no other side, prior or collateral agreements, oral or written, or representations or inducements other than as expressly set forth in this Agreement. This Agreement supersedes any prior agreements, if any, made between or among the parties relative to the subject matter hereof.

27. This Agreement is binding on the respective representatives, heirs, executors, administrators, successors and assigns of each party hereto who is an individual and the respective successors and assigns of each party hereto that is not an individual.

Magnex Corporation			White Enigma, LLC

/s/ Joseph Hodges			/s/ Randy M. Bergeron
By:	Joseph Hodges		By:	Randy M. Bergeron
	Its:	President		Its:	President

By:	Paul E. Hodges
	Its:	Manager

	Oct. 15, 2004			Oct. 15, 2004
	Date			Date

Paul E. Hodges			Randy M. Bergeron

/s/ Paul E. Hodges			/s/ Randy M. Bergeron

	Oct. 15, 2004			Oct. 15, 2004
	Date			Date

Fundamental Research Company			Active Power, Inc.

/s/ R. Christopher Cataldo			/s/ Michael Chibib
By:	R. Christopher Cataldo		By:	Michael Chibib
	Its:	Attorney		Its:	General Counsel

	Oct. 15, 2004			Oct. 15, 2004
	Date			Date

Exhibit A

STATE OF MICHIGAN

IN THE CIRCUIT COURT FOR THE COUNTY OF WAYNE

Magnex Corporation, a Delaware corporation, White Enigma, LLC, a Michigan limited liability company, Paul E. Hodges, Randy M. Bergeron and Fundamental Research Company, a Michigan Partnership,	) ) ) ) )
Plaintiffs,	) )
v.	)
	)	Case No. 02-210028 CZ
Joseph Pinkerton, Active Power, Inc., a Delaware corporation, Magnetic Bearing Technologies, Inc., Pinkerton Generator, Inc., a Michigan corporation and Caterpillar Inc.	) ) ) )	Hon. Robert J. Colombo, Jr.
)
Defendants.	)

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE

Pursuant to a stipulation of the parties, the above-entitled action is hereby dismissed with prejudice, each party to bear his or its own costs and fees in connection with the action.

IT IS SO ORDERED.
__________________________________________
HONORABLE ROBERT J. COLOMBO, JR.
Wayne County Circuit Court Judge
Dated:

Approved as to form:

JAFFE, RAITT, HEUER & WEISS, P.C.		HONIGMAN MILLER SCHWARTZ AND COHN LLP
Attorneys Plaintiffs		Attorneys for Defendants
By:	R. Christopher Cataldo (P39353)	By:	Richard E. Zuckerman (P26521)
One Woodward Avenue, Suite 2400			Jennifer Zbytowski Belveal (P54740)
Detroit, Michigan 48226			Brian D. Wassom (P60381)
(313) 961-8380		2290 First National Building
Detroit, Michigan 48226-3583
(313) 465-7000

DET 1413068